Exhibit 99.1

NEWS FOR RELEASE UPON RECEIPT

(October 16, 2013)

INTERVEST BANCSHARES CORPORATION

Reports 2013 Third Quarter Earnings of $2.6 Million or $0.12 per share

Intervest Bancshares Corporation (IBC) (NASDAQ-GS: IBCA), parent company of Intervest National Bank (INB), today announced that its net earnings for the third quarter of 2013 (Q3-13) increased 16% to $2.6 million, or $0.12 per share, from $2.2 million, or $0.10 per share, for the third quarter of 2012 (Q3-12). For the first nine months of 2013 (9mths-13), net earnings increased 26% to $9.2 million, or $0.42 per share, from $7.3 million, or $0.34 per share, for the first nine months of 2012 (9mths-12).

Since 1993, Intervest has been primarily engaged in commercial and multifamily real estate mortgage lending with an emphasis on cash flowing properties located on the East Coast of the U.S. Its lending operation is highly personalized and targeted to provide customized financing solutions for real estate acquisitions and operations. Intervest does not make construction or land development loans or single family home loans.

As discussed below, the increase in quarterly earnings was driven primarily by a lower provision for real estate losses and a decrease in net real estate expenses, partially offset by decreases in both net interest income and noninterest income. The increase in year-to-date earnings was a function of the same quarterly factors as well as a credit for loan losses.

Financial Operating Highlights

•	The provision for real estate losses decreased to $0.2 million in Q3-13 from $1.0 million in Q3-12, and to $0.9 million in 9mths-13 from $2.9 million in 9mths-12, reflecting fewer write-downs in the carrying value of real estate owned through foreclosure (REO).

•	Real estate expenses, net of rental and other income, decreased to $0.2 million in Q3-13 from $0.9 million in Q3-12, reflecting a lower level of REO. For 9mths-13, REO activities produced net income of $1.1 million, compared to $1.8 million of net expenses in 9mths-12, largely due to $0.8 million of gains from the sale of three properties and $1.6 million of cash recoveries of expenses associated with previously owned properties. Exclusive of these income items, net real estate expenses would have been $1.3 million in 9mths-13.

•	The provision for loan losses was $0.3 million in Q3-13 compared to no provision in Q3-12. The increase was driven primarily by growth in the loan portfolio. For 9mths-13, a net credit for loan losses of $1.5 million was recorded compared to no provisions or credits for loan losses in 9mths-12. The credit was largely a function of partial cash recoveries of prior loan charge offs during the first and second quarters of 2013.

•	Net interest and dividend income decreased to $8.8 million in Q3-13, from $9.8 million in Q3-12, and to $26.4 million in 9mths-13 from $29.5 million in 9mths-12. The net interest margin was 2.32% in Q3-13 and Q3-12, and 2.33% in 9mths-13 and 2.23% in 9mths-12.

•	Noninterest income decreased to $0.9 million in Q3-13 from $1.2 million in Q3-12, and to $2.3 million in 9mths-13 from $3.7 million in 9mths-12. The decreases for both periods were due to less income from loan prepayments and a higher level of security impairment charges.

•	Operating expenses decreased to $3.9 million in Q3-13 from $4.2 million in Q3-12, and to $12.0 million in 9mths-13 from $12.5 million in 9mths-12, primarily due to a decrease in FDIC insurance expense resulting from a smaller balance sheet and improved risk assessment rating.

•	Our efficiency ratio (which measures our ability to control expenses as a percentage of revenues) continued to be favorable but increased slightly to 40% in Q3-13, from 38% in Q3-12, due to lower revenues.

•	Income tax expense amounted to $2.3 million in both Q3-13 and Q3-12. For 9mths-13, income tax expense increased to $8.2 million from $7.3 million in 9mths-12 due to higher pre-tax income.

Financial Condition Highlights

•	Assets at September 30, 2013 totaled $1.58 billion compared to $1.67 billion at December 31, 2012, primarily reflecting decreases of $27 million in security investments and $30 million in cash and short-term investments.

•	Loans outstanding increased by $44 million during Q3-13 and totaled $1.10 billion at September 30, 2013, compared to $1.11 billion at December 31, 2012. New loan originations for 9mths-13 increased to $221 million, from $159 million for 9mths-12, while loan repayments also increased to $225 million in 9mths-13, from $165 million in 9mths-12.

•	Nonaccrual loans decreased to $39.5 million at September 30, 2013, from $45.9 million at December 31, 2012. Nonaccrual loans included restructured loans (TDRs) of $35.8 million at September 30 and $36.3 million at December 31 that were current and have performed in accordance with their renegotiated terms. At September 30, 2013, such loans had a weighted-average yield of 4.57%.

•	The allowance for loan losses at September 30, 2013 was $26.8 million, or 2.43% of total loans, compared to $28.1 million, or 2.54%, at December 31, 2012. The allowance included specific reserves for impaired loans (comprised of all nonaccrual loans and TDRs) at each date totaling $4.8 million and $5.9 million, respectively.

•	Securities held to maturity decreased to $416 million at September 30, 2013 from $444 million at December 31, 2012.

•	Deposits at September 30, 2013 decreased to $1.30 billion from $1.36 billion at December 31, 2012.

•	Borrowed funds and related interest payable at September 30, 2013 decreased to $57.2 million, from $62.9 million at December 31, 2012, reflecting the payment in Q2-13 of accrued interest payable on outstanding debentures.

•	REO decreased to $12.0 million at September 30, 2013, from $15.9 million at December 31, 2012. The decrease reflected $6.0 million of sales and $0.9 million of write-downs in carrying value, partially offset by the addition of one property in the amount of $3.0 million.

•	Stockholders’ equity decreased to $192 million at September 30, 2013, from $211 million at December 31, 2012, reflecting the redemption of $25 million of preferred stock and the payment of $5.1 million of preferred dividends in arrears, partially offset by $10 million of earnings.

•	INB’s regulatory capital ratios at September 30, 2013 were well above the minimum requirements to be considered a well-capitalized institution and were as follows: Tier One Leverage - 14.97%; Tier One Risk-Based - 19.21%; and Total Risk-Based Capital - 20.48%.

•	Book value per common share was $8.77 at September 30, 2013.

The $1.0 million decrease in net interest and dividend income (our primary source of earnings) in Q3-13 compared to Q3-12 was due to a smaller balance sheet. In Q3-13, total average interest-earning assets decreased by $183 million from Q3-12, reflecting decreases of $84 million in loans and $99 million in total securities and overnight investments. At the same time, average deposits and borrowed funds decreased by $215 million and $10 million, respectively, while average stockholders’ equity decreased by $4 million. The net interest margin was 2.32% in Q3-13, unchanged from Q3-12, as the benefit of a higher ratio of interest-earning assets to interest-bearing liabilities (or a $42 million increase in net interest-earning assets) was offset by a 5 basis point decrease in our interest rate spread. The lower spread was due to payoffs of higher yielding loans and calls of security investments, coupled with the re-investment of a large portion of these cash inflows into new loans and securities at significantly lower market interest rates, largely offset by lower rates paid on deposits and the run-off of higher-cost CDs and borrowings. Overall, the average yield on earning assets decreased by 38 basis points to 4.10% in Q3-13, from 4.48% in Q3-12, while the average cost of funds decreased by 33 basis points to 2.02% in Q3-13, from 2.35% in Q3-12.

The decrease in net interest and dividend income of $3.1 million in 9mths-13 compared to 9mths-12 was also due to a smaller balance sheet, partially offset by an improved net interest margin for the period. In 9mths-13, total average interest-earning assets decreased by $250 million from 9mths-12, reflecting decreases of $84 million in loans and $166 million in total securities and overnight investments. At the same time, average deposits and borrowed funds decreased by $265 million and $11 million, respectively, while average stockholders’ equity increased by $8 million. The net interest margin improved to 2.33% in 9mths-13, from 2.23% in 9mths-12, reflecting a 6 basis point improvement in our interest rate spread and a $26 million increase in net interest-earning assets. The average cost of funds decreased by 37 basis points to 2.08% in 9mths-13, from 2.45% in 9mths-12, while the average yield on earning assets decreased by 31 basis points to 4.19% in 9mths-13, from 4.50% in 9mths-12. The reasons for the changes in the average yield and cost of funds were the same as those noted above in the quarterly variance.

The decrease in securities held to maturity was due to calls exceeding new purchases. At September 30, 2013, the portfolio represented 26% of total assets and was comprised almost entirely of U.S. government agency debt ($333 million) and residential mortgage-backed pass-through securities ($80 million), with a weighted-average expected yield, remaining life and contractual maturity of 1.14%, 3.3 years and 6.3 years, respectively.

The change in loans receivable reflected $198.3 million of payoffs, $26.9 million of amortization, $1.9 million of chargeoffs and a $3.0 million transfer to REO, largely offset by $221.1 million of new loans and $2.1 million of recoveries of prior loan charge offs. New originations were comprised of $139 million of commercial real estate loans, $50 million of multifamily loans and $32 million of loans made on investor owned 1-4 family condominiums. Loans paid off in 9mths-13 had a weighted-average rate of 5.96%. New loans in 9mths-13 had a weighted-average rate, term and loan-to-value ratio of 4.40%, 6.6 years and 61%, respectively, compared to 4.64%, 6.0 years and 58%, respectively, in 9mths-12. Nearly all of the new loans in both periods had fixed interest rates. At September 30, 2013, the loan portfolio was comprised of approximately 74% of commercial real estate loans and 25% of multifamily loans (inclusive of loans on investor owned 1-4 family condominiums).

The decrease in deposits reflected a $39 million decrease in CD accounts, of which $29 million were brokered, and a $25 million decrease in money market accounts. At September 30, 2013, there were $85 million of brokered CDs outstanding with a weighted-average rate of 3.48%, of which $32 million (with a weighted-average rate of 4.76%) mature within one year.

On June 24, 2013, IBC repurchased 6,250 shares of its Series A Preferred Stock (Preferred Stock) from the U.S. Treasury for $6.1 million, plus an additional $1.2 million in accrued and unpaid dividends, for a total of $7.3 million. On August 15, 2013, IBC redeemed the remaining 18,750 shares of Preferred Stock (which were purchased by unrelated third parties from the Treasury) for a purchase price equaling the stated liquidation value of $1,000 per share, plus accumulated and unpaid dividends. The total cost of redeeming these shares was $22.6 million, which included $3.9 million of preferred dividends. All 25,000 shares of Preferred Stock were cancelled and IBC had no preferred stockholders at September 30, 2013. As of the date of this release, the Treasury continues to hold a warrant to purchase 691,882 shares of IBC’s common stock at an exercise price of $5.42 per share.

For further information, contact: Lowell S. Dansker, Chairman; Phone 212-218-2800 Fax 212-218-2808.4

Intervest Bancshares Corporation (IBC) is a bank holding company. Its operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA. This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: the regulatory agreement to which IBC is subject and any operating restrictions arising therefrom including availability of regulatory approvals or waivers; changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising therefrom; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize our deferred tax asset, including NOL and AMT carryforwards; and our ability to attract and retain key members of management. Reference is made to IBC’s filings with the SEC for further discussion of risks and uncertainties regarding our business. Forward looking statements speak only as of the date they are made. We undertake no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise. Historical results are not necessarily indicative of our future prospects.

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)	Quarter Ended		Nine-Months Ended
	September 30,		September 30,
Selected Operating Data:	2013	2012	2013	2012
Interest and dividend income	$15,624	$19,082	$47,496	$59,486
Interest expense	6,794	9,223	21,087	29,964

Net interest and dividend income	8,830	9,859	26,409	29,522
Provision (credit) for loan losses	250	—	(1,500)	—
Noninterest income	901	1,187	2,346	3,718
Noninterest expenses:
Provision for real estate losses	250	1,025	955	2,933
Real estate expenses (income), net	212	883	(1,120)	1,822
Operating expenses	3,862	4,160	11,954	12,473

Earnings before income taxes	5,157	4,978	18,466	16,012
Provision for income taxes	2,300	2,300	8,179	7,320

Net earnings before preferred dividend requirements	2,857	2,678	10,287	8,692
Preferred dividend requirements (1)	269	453	1,057	1,345

Net earnings available to common stockholders	$2,588	$2,225	$9,230	$7,347

Basic and diluted earnings per common share	$0.12	$0.10	$0.42	$0.34
Preferred cash dividends paid	$3,840	—	$5,068	—
Average shares used for basic earnings per share	21,915,596	21,589,744	21,891,886	21,558,092
Average shares used for diluted earnings per share (2)	22,051,462	21,590,722	21,972,950	21,558,368
Common shares outstanding at end of period	21,916,623	21,589,589	21,916,623	21,589,589
Common stock options/warrants outstanding at end of period (2)	1,054,455	1,041,122	1,054,455	1,041,122
Yield on interest-earning assets	4.10%	4.48%	4.19%	4.50%
Cost of funds	2.02%	2.35%	2.08%	2.45%
Net interest margin (3)	2.32%	2.32%	2.33%	2.23%
Return on average assets (annualized)	0.72%	0.59%	0.85%	0.62%
Return on average common equity (annualized)	5.94%	5.93%	7.20%	6.53%
Effective income tax rate	45%	46%	44%	46%
Efficiency ratio (4)	40%	38%	42%	38%
Average loans outstanding	$1,077,578	$1,162,038	$1,078,483	$1,162,224
Average securities outstanding	422,234	524,000	426,153	595,455
Average short-term investments outstanding	11,027	7,987	11,080	7,576
Average assets outstanding	1,577,214	1,814,884	1,609,523	1,882,314
Average interest-bearing deposits outstanding	$1,278,867	$1,494,247	$1,300,465	$1,565,268
Average borrowings outstanding	56,702	66,213	56,702	67,918
Average stockholders’ equity	201,401	205,206	209,847	201,953

	At Sep 30,	At Jun 30,	At Mar 31,	At Dec 31,	At Sep 30,
Selected Financial Condition Information:	2013	2013	2013	2012	2012
Total assets	$1,584,239	$1,596,639	$1,627,787	$1,665,792	$1,751,880
Cash and short-term investments	30,253	86,977	83,945	60,395	94,268
Securities held to maturity	416,321	410,986	409,184	443,777	440,002
Loans, net of unearned fees	1,100,277	1,056,191	1,081,482	1,107,466	1,155,171
Allowance for loan losses	26,777	26,455	28,210	28,103	28,382
Allowance for loan losses/net loans	2.43%	2.50%	2.61%	2.54%	2.46%
Deposits	1,298,403	1,293,175	1,318,215	1,362,619	1,432,209
Borrowed funds and accrued interest payable	57,165	56,760	63,373	62,930	69,487
Preferred stockholder’s equity	—	18,620	24,720	24,624	24,528
Common stockholders’ equity	192,288	193,155	190,545	186,323	182,580
Common book value per share (5)	8.77	8.64	8.48	8.44	8.28
Loan chargeoffs for the quarter	$—	$1,823	$115	$676	$548
Loan recoveries for the quarter	72	818	1,222	397	86
Real estate chargeoffs for the quarter	4,171	—	—	1,124	3,642
Security impairment writedowns for the quarter	273	325	366	425	—
Nonaccrual loans (6)	$39,517	$39,069	$40,931	$45,898	$47,957
Real estate owned, net of valuation allowance	12,019	14,869	18,334	15,923	21,858
Investment securities on a cash basis	2,604	2,923	3,292	3,721	4,221
Accruing troubled debt restructured (TDR) loans (7)	11,381	11,464	13,906	20,076	14,167
Loans 90 days past due and still accruing (8)	18,403	5,285	5,916	4,391	6,503
Loans 60-89 days past due and still accruing	3,265	11,065	—	—	15,477
Loans 31-59 days past due and still accruing	—	—	12,998	15,497	50

(1)	Represents dividend requirements on cumulative preferred stock plus amortization of related preferred stock discount.
(2)	Outstanding options/warrants to purchase 234,430 shares and 1,041,122 shares were not dilutive for the 2013 and 2012 periods, respectively.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.48%, 2.49%, 2.50% and 2.44%, respectively.
(4)	Represents operating expenses as a percentage of net interest and dividend income plus noninterest income.
(5)	Represents common stockholders’ equity less preferred dividends in arrears of $0, $3.7 million, $4.6 million, $4.2 million and $3.8 million, respectively, divided by common shares outstanding.
(6)	Include performing TDRs maintained on nonaccrual status of $36 million, $36 million, $33 million, $36 million and $39 million, respectively.
(7)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments, or extension of maturity date. At September 30, 2013, all loans were performing and were yielding approximately 5%.
(8)	The amount at September 30, 2013 consisted of seven loans that matured and the borrowers were making monthly loan payments. The loans were in the process of being extended as of September 30, 2013.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Nine-Months Ended Sep 30, 2013	Year Ended Dec 31, 2012	Year Ended Dec 31, 2011	Year Ended Dec 31, 2010	Year Ended Dec 31, 2009
Balance Sheet Highlights:
Total assets	$1,584,239	$1,665,792	$1,969,540	$2,070,868	$2,401,204
Cash and short-term investments	30,253	60,395	29,863	23,911	7,977
Securities held to maturity	416,321	443,777	700,444	614,335	634,856
Loans, net of unearned fees	1,100,277	1,107,466	1,163,790	1,337,326	1,686,164
Allowance for loan losses	26,777	28,103	30,415	34,840	32,640
Allowance for loan losses/net loans	2.43%	2.54%	2.61%	2.61%	1.94%
Deposits	1,298,403	1,362,619	1,662,024	1,766,083	2,029,984
Borrowed funds and accrued interest payable	57,165	62,930	78,606	84,676	118,552
Preferred stockholder’s equity	—	24,624	24,238	23,852	23,466
Common stockholders’ equity	192,288	186,323	173,293	162,108	190,588
Common book value per share (1)	8.77	8.44	8.07	7.61	23.04
Market price per common share	7.93	3.89	2.65	2.93	3.28
Asset Quality Highlights
Nonaccrual loans	$39,517	$45,898	$57,240	$52,923	$123,877
Real estate owned, net of valuation allowance	12,019	15,923	28,278	27,064	31,866
Investment securities on a cash basis	2,604	3,721	4,378	2,318	1,385
Accruing troubled debt restructured loans (2)	11,381	20,076	9,030	3,632	97,311
Loans 90 days past due and still accruing (3)	18,403	4,391	1,925	7,481	6,800
Loans 31-89 days past due and still accruing	3,265	15,497	28,770	11,364	5,925
Loan chargeoffs	1,938	3,152	9,598	100,146	8,103
Loan recoveries	2,112	840	155	883	1,354
Real estate chargeoffs	4,171	4,766	—	15,614	—
Impairment writedowns on security investments	964	582	201	1,192	2,258
Statement of Operations Highlights:
Interest and dividend income	$47,496	$77,284	$92,837	$107,072	$123,598
Interest expense	21,087	38,067	50,540	62,692	81,000

Net interest and dividend income	26,409	39,217	42,297	44,380	42,598
(Credit) provision for loan losses	(1,500)	—	5,018	101,463	10,865
Noninterest income	2,346	6,194	4,308	2,110	297
Noninterest expenses:
Provision for real estate losses	955	4,068	3,349	15,509	2,275
Real estate (income) expenses, net	(1,120)	2,146	1,619	4,105	4,945
Operating expenses	11,954	16,668	15,861	19,069	19,864

Earnings (loss) before income taxes	18,466	22,529	20,758	(93,656)	4,946
Provision (benefit) for income taxes	8,179	10,307	9,512	(40,348)	1,816

Net earnings (loss) before preferred dividend requirements	10,287	12,222	11,246	(53,308)	3,130
Preferred dividend requirements (4)	1,057	1,801	1,730	1,667	1,632

Net earnings (loss) available to common stockholders	$9,230	$10,421	$9,516	$(54,975)	$1,498

Basic earnings (loss) per common share	$0.42	$0.48	$0.45	$(4.95)	$0.18
Diluted earnings (loss) per common share	$0.42	$0.48	$0.45	$(4.95)	$0.18
Average common shares used to calculate:
Basic earnings (loss) per common share	21,891,886	21,566,009	21,126,187	11,101,196	8,270,812
Diluted earnings (loss) per common share	21,972,950	21,568,196	21,126,187	11,101,196	8,270,812
Common shares outstanding	21,916,623	21,589,589	21,125,289	21,126,489	8,270,812
Other ratios:
Net interest margin (5)	2.33%	2.29%	2.18%	2.11%	1.83%
Return on average assets	0.85%	0.66%	0.56%	-2.42%	0.13%
Return on average common equity	7.20%	6.82%	6.74%	-32.20%	1.65%
Effective income tax rate	44%	46%	46%	43%	37%
Efficiency ratio (6)	42%	37%	34%	41%	46%

(1)	Represents common stockholders’ equity less preferred dividends in arrears (none at September 30, 2013, $4.2 million at December 31, 2012, $2.8 million at December 31, 2011 and $1.4 million at December 31, 2010) divided by common shares outstanding.
(2)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments. At September 30, 2013, all loans were performing and were yielding approximately 5%.
(3)	The amount at September 30, 2013 consisted of seven loans that matured and the borrowers were making monthly loan payments. The loans were in the process of being extended as of September 30, 2013.
(4)	Represents dividend requirements on cumulative preferred stock plus amortization of related preferred stock discount.
(5)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.50%, 2.59%, 2.31%, 2.17% and 1.89%, respectively.
(6)	Represents operating expenses as a percentage of net interest and dividend income plus noninterest income.